Exhibit 99

WILLBROS GROUP, INC.

NEWS RELEASE	CONTACT:	Michael W. Collier	Connie Dever
		Vice President	Director
		Investor Relations	Strategic Planning
		Willbros USA, Inc.	Willbros USA, Inc.
		(713) 403-8016	(713) 403-8035

FOR IMMEDIATE RELEASE	Jack Lascar / Partner
DRG&E
(713) 529-6600

WILLBROS ANNOUNCES SALE OF NIGERIAN OPERATIONS

HOUSTON, TEXAS – February 7, 2007—Willbros Group, Inc. (NYSE: WG) announced today that it had completed the sale of its Nigerian operations through an offshore share purchase agreement for a total consideration of US$155.25 million. Under the terms of the share purchase agreement with Ascot Offshore Nigeria Limited (“Ascot”), a Nigerian energy services company, Willbros has received US$150 million in cash and a note for the balance of the purchase price for the shares of WG Nigeria Holdings Limited, the Cayman Islands holding company which owns the operating and equipment companies supporting activities in Nigeria. The final net proceeds to Willbros are subject to post-closing working capital and other adjustments. Due to the many variables affecting the Company’s contracts and commercial negotiations in Nigeria, the final adjustments may not be determined for several months, and those adjustments may be substantial, but are not expected to result in the recognition of a loss on this sale. In conjunction with this transaction, Willbros bought out certain minority interests at a total cost of US$10.5 million.

In order to facilitate a smooth transition of the Nigerian operations, Willbros and Ascot have entered into a transition services agreement. While Ascot’s parent company is an experienced operator in the Nigerian energy sector, the transition services agreement will enable Willbros to work with Ascot to help them continue to provide the high level of service to customers in West Africa which Willbros has provided throughout its 44-year history in that market. Ascot and Willbros have also executed an intellectual property license agreement which will allow Ascot to use the Willbros brand and trademark in Nigeria for a specified period of time.

Randy Harl, President and Chief Executive Officer of Willbros, commented, “We are pleased to complete the sale of our Nigerian operations to a well-known and experienced company with knowledge of the Nigerian energy and construction markets. We are moving forward with the execution of our previously-stated strategy which will position Willbros to participate in the most attractive markets for our services wherever they exist in the world. The proceeds derived from this sale will be deployed to projects and opportunities that offer Willbros strategic advantage and the best risk-adjusted returns.”

J. P. Morgan Securities, Inc. acted as financial advisor to Willbros in this transaction.

Willbros Group, Inc. is an independent contractor serving the oil, gas and power industries, providing engineering and construction services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including those discussed above and such things as the potential for additional investigations; the possible losses arising from the discontinuation of operations and the sale of the Nigeria assets; fines and penalties by government agencies; the outcome of the current Securities and Exchange Commission, Office of Foreign Assets Control and Department of Justice investigations; the identification of one or more other issues that require restatement of one or more prior period financial statements; the existence of material weaknesses in internal controls over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids and power prices and demand; the amount and location of planned pipelines; the effective tax rate of the different countries where the work is being conducted; development trends of the oil, gas and power industries; changes in the political and economic environment of the countries in which the Company has operations; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

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